UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

FORTE BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

CAMAC FUND, LP

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

ERIC SHAHINIAN

MCINTYRE PARTNERSHIPS, LP

MCINTYRE CAPITAL GP, LLC

MCINTYRE CAPITAL MANAGEMENT, LP

MCINTYRE CAPITAL MANAGEMENT GP, LLC

ATG FUND II LLC

ATG CAPITAL MANAGEMENT, LLC

GABRIEL GLIKSBERG

MICHAEL G. HACKE

CHRIS MCINTYRE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Camac Fund, LP and ATG Capital Management, LLC, together with the other participants named herein (collectively, the “Concerned FBRX Stockholders”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their highly-qualified director nominees at the 2023 annual meeting of stockholders of Forte Biosciences, Inc., a Delaware corporation (the “Company”).

On September 6, 2023, the Concerned FBRX Stockholders issued the following press release:

Concerned Stockholders of Forte Biosciences and Its Independent Director Candidates Share Key Facts that Reinforce the Need for Urgent Change in the Company’s Boardroom

Exposes Misrepresentations and Distortions Included in Forte’s Recent Presentation

Encourages Stockholders to Vote for Independent Director Candidates Michael Hacke and Chris McIntyre on the WHITE Proxy Card Ahead of Forte’s Upcoming Annual Meeting on September 19th

NEW YORK--(BUSINESS WIRE)-- Camac Partners, LLC (“Camac”) and ATG Capital Management, LLC (“ATG”) (together with the other participants in their solicitation, the “Concerned Stockholders,” the “Group” or “we”) collectively own approximately 8.5% of the outstanding common stock of Forte Biosciences, Inc. (Nasdaq: FBRX) (“Forte” or the “Company”). Today, the Group and its independent director candidates – Michael Hacke and Chris McIntyre – responded to misrepresentations and distortions included in the Company’s recent presentation. Messrs. Hacke and McIntyre have been nominated by the Group for election to Forte’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Stockholders (the “Annual Meeting”) currently scheduled for September 19, 2023.

As a reminder, the Group recently filed its own presentation that details why it believes Forte is in urgent need of boardroom change following years of poor performance and worst-in-class governance under Chairman and CEO Dr. Paul Wagner.

Michael Hacke and Chris McIntyre, the Group’s independent director candidates, commented:

“While we have been nominated by Camac and supported by ATG, we are independent and are firmly committed to acting in the best interests of all Forte stockholders and stakeholders. We believe that the Company would benefit from having independent individuals with capital allocation and investment expertise in the boardroom following the destruction of nearly 95% in stockholder value since Forte’s IPO. While it is clear to us that fresh perspectives are needed on the Board, we have no pre-set agenda or pre-conceived notions regarding Forte and would act with an open mind if elected by stockholders. Our focus would be on helping the Board improve Forte’s governance and thoroughly and objectively evaluate all options to maximize stockholder value.”

The Group encourages stockholders to consider the facts before deciding which individuals to support at the upcoming Annual Meeting:

Forte’s Myth	The Facts
X “[…] Camac’s […] purpose is to co-opt the cash for a value potentially below the current share price and destroy value for the majority of stockholders.”

•

The Company is utilizing scare tactics as a defense for the Board’s indefensible poor performance and anti-stockholder actions. Forte’s equity is down nearly 95% over Drs. Wagner and Lawrence Eichenfield’s tenures.

•

Our Group has repeatedly made clear that there needs to be accountability in the boardroom and is not demanding liquidation. Rather, we want all directors on the Board to thoroughly and objectively investigate paths to maximizing stockholder value.

•

Our independent director candidates – Messrs. Hacke and McIntyre – are open to exploring all options to improving Forte’s performance, strategy and governance.

X “[…] Forte believes it is […] not in the interest of shareholders to destroy value by liquidating the company for the benefit of a minority of opportunistic 13D filers.”

•

The only proposal our Group has put forward is the nomination of two independent directors, who would constitute a small minority of the Board, if elected. Additionally, stockholders cannot liquidate the Company outright, as suggested by Forte.

•

Instead of engaging with the multiple 13D filers last year, who at the time collectively comprised nearly 40% of the outstanding shares, the Board pursued a series of anti-stockholder and dilutive actions.

•

This included a dilutive and seemingly defensive at-the-market offering of 5.6 million shares in August 2022 without any justifiable business purpose.

•

The Board also adopted a “poison pill” with a 10% primary trigger as a defensive maneuver in response to legitimate feedback from significant stockholders.

o

The Board then waived the pill for select investors to participate in the highly dilutive 2023 Private Placement.

X “[$25 million] offering has no discount to market price and no dilutive warrant coverage […]”

•

The Board’s 2023 Private Placement was extremely dilutive, as it involved placing over 15 million shares of Forte stock with hand-picked investors at a price well below the Company’s net cash per share.

o

The Board issued over 71% of the outstanding shares on a pre-issuance basis, and over 118% of the outstanding shares on a pre-issuance basis when factoring in the pre-funded warrants.

•

Further, the 2023 Private Placement was done just in advance of the record date after the Board delayed the Annual Meeting.

X “[The] Forte transaction [was] favorable vs. comparable recent biotech transactions.”

•

Forte misleadingly uses so-called “comparable” transactions in its presentation to defend its highly dilutive 2023 Private Placement and make it seem like these companies also raised money at a significant discount to cash balances.

•

Forte’s egregious comparisons do not use the companies’ net cash balances, so they do not account for the companies’ significant liabilities. In addition, Forte also uses stale data instead of the balance sheets as of June 30, 2023.

•

In fact, using the up-to-date figures and calculating net cash balances to account for the significant corporate debt at these companies shows that both had significant debt well in excess of cash balances at the time of the companies’ respective fundraises.

o

Only Forte raised money at a discount to its net cash and at prices well below its liquidation values.

o

Further, both of these companies have drugs farther along in the clinical development stage (e.g., Phase 2 and Phase 3), compared to Forte, which is currently in the pre-clinical stage for FB-102.

•

We have been unable to find a single capital raise done at such a significant discount to net cash. Therefore, what management and the Board did in its 2023 Private Placement is seemingly without precedent and we believe was solely done to further entrench themselves.

X “90% of drugs tested in biotech companies fail. A failure of a molecule in development is not a failure of management.”

•

Our Group’s concerns lie not only with the ineptitude of management, but also with its significant misalignment with stockholders.

•

It is management’s responsibility to advance the pipeline development and is therefore to blame for the unexpected failure of Forte’s singular asset for atopic dermatitis – FB-401 – in its Phase 2 clinical trial in 2021.

o

That same year, when Forte’s stock price was down 94%, the Board awarded Dr. Wagner total compensation (including a cash bonus, stock and option awards) of $5.4 million.

•

Following this failure, the Company made a highly speculative pivot to the development of FB-102 for autoimmune diseases in 2022.

o

That year, when Forte’s stock price was down another 55%, the Board granted Dr. Wagner his largest cash bonus to date.

•

Despite Forte peddling FB-102 as demonstrating potentially “best in class activity,” the fact is that the compound is still in preclinical indication and has been met with skepticism by investors given the risks associated with entering a crowded market with little competitive advantage.

X “[…] Company’s counsel made good faith efforts to come to agreement with Camac.”

•

Camac first attempted to engage with Forte to avoid a proxy contest and reach a mutually agreeable resolution, which was rebuffed.

•

Despite Camac’s repeated good faith attempts, the Board conducted a highly dilutive private placement in July, which essentially sold nearly the entire Company away from existing stockholders and reconstituted the investor base – all at prices well under liquidation value.

•

As recently as last month, before our Group filed its definitive proxy statement, we attempted to reach a constructive resolution with the Company. Our Group has repeatedly tried to speak with management directly in hopes of resolving this matter privately and putting this contest behind us. We remain interested in a virtual or in-person meeting with Dr. Wagner or other members of the Board.

X “Camac is nominating 2 directors to the Forte board […who] have no biotechnology/drug development experience, no science or medical background […]”

•

Our Group nominated independent individuals whose experience can address gaps on Forte’s Board, which is currently comprised of directors who possess biotechnology and drug development experience, and have track records of disregarding investor feedback, taking anti-stockholder actions and destroying value.

o

In contrast, Messrs. Hacke and McIntyre collectively possess investment, capital markets and capital allocation expertise that would be additive to Forte’s boardroom.

o

Meanwhile, Drs. Wagner and Eichenfield have overseen the destruction of approximately 95% of stockholder value since serving on Forte’s Board.

•

We question why the Company is fighting significant stockholders’ requests for minority representation on the Board so intensely.

***

VOTE “FOR” THE CONCERNED STOCKHOLDERS’ HIGHLY QUALIFIED NOMINEES ON THE WHITE PROXY CARD AHEAD OF FORTE’S ANNUAL MEETING ON SEPTEMBER 19, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED FOR THE COMPANY’S NOMINEES PREVIOUSLY, A LATER DATED VOTE FOR THE CONCERNED STOCKHOLDERS’ NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS REGARDING HOW TO VOTE, PLEASE CALL SARATOGA PROXY CONSULTING AT (888) 368-0379 OR (212) 257-1311 OR BY EMAIL AT INFO@SARATOGAPROXY.COM

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About Camac

Camac is a private investment firm founded in 2011. Camac focuses on extremely mispriced assets in discrete pockets of opportunity. Camac prides itself on its unique sourcing, flexible mandate, and constant focus on non-competitive opportunities. Its investments are long term in nature and focused on compounding capital over several decades rather than months or years.

About ATG

ATG is a privately-held investment firm that manages investment vehicles for select accredited investors. Founded by Gabi Gliksberg, ATG invests primarily in public equity markets, utilizing alternative strategies and shareholder activism, in pursuit of providing superior, long term investment returns. Visit atgfund.com for more information.

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners
Charlotte Kiaie / Ashley Areopagita, 646-386-0091
concernedFBRXstockholders@longacresquare.com

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